                                                                    EXHIBIT 99.3


                          AEI RESOURCES HOLDING, INC.


                       CONSOLIDATED FINANCIAL STATEMENTS

                       AS OF DECEMBER 31, 1997 AND 1998


                        TOGETHER WITH AUDITORS' REPORT

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders of
  AEI Resources Holding, Inc.:


     We have audited the accompanying consolidated balance sheets of AEI Resources Holding, Inc. and subsidiaries (see Note 1), as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of AEI Resources Holding, Inc. and subsidiaries (see Note 1) as of December 31, 1997 and 1998 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.


Louisville, Kentucky
  April 9, 1999

                          AEI RESOURCES HOLDING, INC.

                          CONSOLIDATED BALANCE SHEETS
                       AS OF DECEMBER 31, 1997 AND 1998


                                                                                                         1997           1998
                                                                                                      ----------     ------------
                                                                                                      (DOLLAR AMOUNT IN THOUSANDS)

                                              ASSETS
Current Assets:
 Cash and cash equivalents........................................................................    $   83,616     $     42,614
 Short-term investments...........................................................................           401                -
 Accounts receivable (including amounts due from related parties of $7,951 and $1,757,
  respectively, net of allowance for doubtful accounts of $2,489 in 1998).........................        29,939          141,095
 Inventories......................................................................................        22,658          117,552
 Prepaid expenses and other.......................................................................         6,562           18,800
                                                                                                      ----------      -----------
     Total current assets.........................................................................       143,176          320,061
                                                                                                      ----------      -----------
Property, Plant and Equipment, at cost, including mineral reserves and mine development and
 contract costs...................................................................................       129,685        2,151,503
 Less-accumulated depreciation, depletion and amortization........................................       (23,027)         (80,416)
                                                                                                      ----------      -----------
                                                                                                         106,658        2,071,087
                                                                                                      ----------      -----------
Debt issuance costs, net..........................................................................        12,713           70,090
Advance royalties.................................................................................         2,179           16,332
Other non-current assets, net.....................................................................           667           12,494
                                                                                                      ----------      -----------
     Total assets.................................................................................    $  265,393      $ 2,490,064
                                                                                                      ==========      ===========

               LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
 Accounts payable (including amounts due to related parties of $3,301 and $3,110, respectively)...    $   30,410      $   124,502
 Current portion of long-term debt and capital leases.............................................         7,608           61,533
 Current portion of reclamation and mine closure costs............................................         2,100           45,617
 Current portion of employee benefits.............................................................           484           33,776
 Income taxes payable.............................................................................             -            7,816
 Deferred income taxes............................................................................         5,199                -
 Accrued expenses and other.......................................................................        12,318          119,758
                                                                                                      ----------      -----------
     Total current liabilities....................................................................        58,119          393,002
                                                                                                      ----------      -----------
Non-Current Liabilities, less current portion:
 Long-term debt and capital leases................................................................       209,361        1,154,049
 Employee benefits................................................................................            46          528,081
 Reclamation and mine closure costs...............................................................         9,431          331,249
 Deferred income taxes............................................................................         5,933          108,932
 Other non-current liabilities....................................................................           577           67,401
                                                                                                      ----------      -----------
     Total non-current liabilities................................................................       225,348        2,189,712
                                                                                                      ----------      -----------
     Total liabilities............................................................................       283,467        2,582,714
                                                                                                      ----------      -----------

Commitments and Contingencies (see notes)

Stockholders' Equity (Deficit):
 Common stock ($.01 par value, 100,000 and 150,000 shares authorized, respectively, 52,800 and
  52,802 shares issued and outstanding, respectively).............................................             1                1
 Additional capital...............................................................................         7,193                -
 Retained deficit.................................................................................       (25,268)         (92,651)
                                                                                                      ----------      -----------
     Total stockholders' deficit..................................................................       (18,074)         (92,650)
                                                                                                      ----------      -----------
     Total liabilities and stockholders' equity (deficit).........................................    $  265,393       $2,490,064
                                                                                                      ==========      ===========


The accompanying notes to consolidated financial statements are an integral part of these balance sheets.

                          AEI RESOURCES HOLDING, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998


                                                                                       1996           1997           1998
                                                                                     ---------      ----------     ----------
                                                                                                  (IN THOUSANDS)
Revenues:
 Coal mining.....................................................................    $  104,804     $  163,980     $  704,832
 Equipment sales, rental and repair (including amounts from related parties of
  $14,333, $6,764 and $-, respectively)..........................................        16,033          8,086          9,532
 Other (including amounts from related parties of $607, $2,381 and $509,
  respectively)..................................................................         2,363          3,188         19,050
                                                                                     ----------     ----------     ----------
     Total revenues..............................................................       123,200        175,254        733,414
                                                                                     ----------     ----------     ----------

Costs and expenses:
 Cost of operations (including amounts to related parties of $19,866, $25,575
  and $29,880, respectively).....................................................        97,101        145,203        590,869
 Depreciation, depletion and amortization........................................         6,945         10,755         76,846
 Selling, general and administrative.............................................         9,025         13,870         32,476
 Writedowns and special items....................................................             -              -         16,466
                                                                                     ----------     ----------     ----------
     Total costs and expenses....................................................       113,071        169,828        716,657
                                                                                     ----------     ----------     ----------
     Income from operations......................................................        10,129          5,426         16,757

Interest and other income (expense):
 Interest expense (including amounts to related parties of $427, $1,382 and $-,
  respectively)..................................................................        (5,527)        (9,192)       (65,247)
 Gain on sale of assets..........................................................           305            338          1,004
 Other, net......................................................................            97             59          3,697
                                                                                     ----------     ----------     ----------
                                                                                         (5,125)        (8,795)       (60,546)
                                                                                     ----------     ----------     ----------
     Income (loss) before minority interest, income taxes and extraordinary item.         5,004         (3,369)       (43,789)
Less - Minority interest.........................................................           (59)             -              -
                                                                                     ----------     ----------     ----------
     Income (loss) before income taxes and extraordinary item....................         5,063         (3,369)       (43,789)
Income tax provision (benefit)...................................................             -         17,516        (20,409)
                                                                                     ----------     ----------     ----------
     Income (loss) before extraordinary item.....................................         5,063        (20,885)       (23,380)
Extraordinary loss from extinguishment of debt (net of $-, $869 and $6,801 tax
 benefit, respectively)..........................................................             -         (1,303)       (10,196)
                                                                                     ----------     ----------     ----------
     Net income (loss)...........................................................    $    5,063     $  (22,188)    $  (33,576)
                                                                                     ==========     ==========     ==========

Unaudited pro forma information (Note 21):
 Income (loss) before income taxes and extraordinary item........................    $    5,063     $   (3,369)
 Unaudited pro forma income tax expense (benefit)................................         1,924         (1,280)
 Extraordinary item, net of tax benefit..........................................             -         (1,303)
                                                                                     ----------     ----------
 Unaudited pro forma net income (loss)...........................................    $    3,139     $   (3,392)
                                                                                     ==========     ==========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                          AEI RESOURCES HOLDING, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                                                        RETAINED
                                                                 COMMON STOCK           EARNINGS     ADDITIONAL
                                                          -----------------------
                                                              SHARES     AMOUNT         (DEFICIT)      CAPITAL        TOTAL
                                                          ------------  ---------    -------------   ------------   ---------
                                                                               (DOLLAR AMOUNTS IN THOUSANDS)
Balance at January 1, 1996.............................            -    $    -       $       528     $   (5,259)    $   (4,731)
  1996 net income (loss)...............................            -         -            (2,621)         7,684          5,063
  Owners' distribution, net............................            -         -                 -             (7)            (7)
                                                            --------    ------       -----------     ----------     ----------
Balance at December 31, 1996...........................            -         -            (2,093)         2,418            325
  Issued 2 shares of $.01 par value common stock on
   October 20, 1997....................................            2         -                 -              -              -
  Issued 98 shares of $.01 par value common stock on
   November 12, 1997...................................           98         -                 -              -              -
  Deferred tax benefit.................................            -         -                 -          5,515          5,515
  Stock split of 528 to 1 on December 9, 1997..........       52,700         1                 -             (1)             -
  1997 net income (loss)...............................            -         -           (23,175)           987        (22,188)
  Owners' distribution, net............................            -         -                 -         (1,726)        (1,726)
                                                            --------    ------       -----------     ----------     ----------
Balance at December 31, 1997...........................       52,800         1           (25,268)         7,193        (18,074)
  Charge to equity for MTI purchase....................            -         -           (43,807)        (7,193)       (51,000)
  Deferred tax benefit.................................            -         -            10,000              -         10,000
  Issued 2 shares of $.01 par value common stock on May
   28, 1998............................................            2         -                 -              -              -
  1998 net income (loss)...............................            -         -           (33,576)             -        (33,576)
                                                            --------    ------       -----------     ----------     ----------
Balance at December 31, 1998...........................       52,802    $    1       $   (92,651)    $        -     $  (92,650)
                                                            ========    ======       ===========     ==========     ==========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                          AEI RESOURCES HOLDING, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                                                  1996           1997            1998
                                                                           ---------------   ------------   -------------
                                                                                             (IN THOUSANDS)
Cash Flows From Operating Activities:
 Net income (loss).......................................................      $    5,063     $  (22,188)    $    (33,576)
 Adjustments to reconcile net income (loss) to net cash provided by (used
  in) operating activities
   Depreciation, depletion and amortization..............................           6,945         10,755           76,846
   Amortization of finance costs included in interest expense............              65            198            7,349
   Loan cost write-offs from debt refinancing............................               -            572           16,997
   Provision for deferred income taxes...................................               -         16,647          (64,121)
   Provision for writedowns and special items............................               -              -           16,466
   Gain on sale of assets................................................            (305)          (338)          (1,004)
 Changes in assets and liabilities:
  (Increase) decrease in:
   Receivables...........................................................          (6,079)        (7,951)          13,348
   Inventories...........................................................          (3,050)        (6,173)           1,235
   Prepaid expenses and other............................................          (1,408)          (835)          (8,640)
   Other non-current assets..............................................            (372)        (2,177)          (1,804)
  Increase (decrease) in:
   Accounts payable......................................................           9,518          4,191            5,123
   Accrued expenses and other............................................              66         (1,354)         (11,929)
   Other non-current liabilities.........................................          (5,669)        (2,726)         (65,662)
                                                                           --------------   ------------   --------------
     Total adjustments...................................................            (289)        10,809          (15,796)
                                                                           --------------   ------------   --------------
     Net cash provided by (used in) operating activities.................           4,774        (11,379)         (49,372)
                                                                           --------------   ------------   --------------
Cash Flows From Investing Activities:
 Net proceeds from sale of assets........................................           1,589            549           14,400
 Disposition of assets held for sale.....................................               -              -          310,000
 Additions to property, plant and equipment and mine development and
  contract costs.........................................................         (14,092)       (32,214)         (40,862)
 Acquisition of coal-mining companies including debt retirement, net of
  cash received..........................................................               -         (6,625)        (939,615)
 Short-term investments..................................................               -           (401)             401
                                                                           --------------   ------------   --------------
     Net cash used in investing activities...............................         (12,503)       (38,691)        (655,676)
                                                                           --------------   ------------   --------------
Cash Flows From Financing Activities:
 Borrowings on long-term debt............................................           3,629        265,327        1,760,000
 Repayments on long-term debt............................................          (4,150)       (98,243)        (957,056)
 Net borrowings (payments) on revolving line of credit...................           4,258         (8,584)               -
 Net borrowings from (repayments to) stockholders........................           7,315         (8,715)               -
 Repayments on capital leases............................................          (3,617)        (3,782)          (6,175)
 Payments for debt issuance costs........................................               -        (12,673)         (81,723)
 Charge to equity for MTI purchase.......................................               -              -          (51,000)
 Other changes in owners' equity (deficit), net..........................             (87)           (97)               -
                                                                            --------------   ------------   --------------
     Net cash provided by financing activities...........................           7,348        133,233          664,046
                                                                            --------------   ------------   --------------
     Net increase (decrease) in cash and cash equivalents................            (381)        83,163          (41,002)
                                                                           --------------   ------------   --------------
Cash and Cash Equivalents, beginning of period...........................             834            453           83,616
                                                                           --------------   ------------   --------------
Cash and Cash Equivalents, end of period.................................      $      453     $   83,616     $     42,614
                                                                           ==============   ============   ==============

The accompanying notes to consolidated financial statements are an integral part of these statements.

                          AEI RESOURCES HOLDING, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1996, 1997 AND 1998
                            (DOLLARS IN THOUSANDS)



1.   ORGANIZATIONAL TRANSACTIONS AND BASIS OF PRESENTATION

     a.   Organizational Transactions

          During November 1997, pursuant an exchange agreement, the mining assets of Addington Enterprises, Inc. (Enterprises) and 69.8% of the common stock of Bowie Resources, Ltd. (Bowie) were transferred to a newly formed entity, AEI Holding Company, Inc. (AEI HoldCo. - a Delaware company) in exchange for the issuance of AEI HoldCo.'s shares to Enterprises (50%) and Larry Addington (50%). Additionally, AEI HoldCo. purchased Harold Sergent's 7.7% ownership interest in Bowie for $2,000. Enterprises is owned by Larry Addington (80%), Robert Addington (10%) and Bruce Addington (10%), who are brothers. Enterprises retained, in November 1997, certain non-coal mining properties as well as technology related assets which were subsequently disposed in the MTI agreement (see below).

          The MTI Agreement was between Mining Technologies, Inc., a newly formed subsidiary of AEI HoldCo. (as purchaser) and Enterprises (as seller) for Enterprises' ownership interest in its North American (N.A.) mining technologies division. The purchase price of $51,000
          (cash) was delivered at closing on January 2, 1998. The net assets acquired include mining equipment (primarily Highwall Mining Systems), contract mining agreements, real property and the intellectual property for the N.A. Highwall Mining Systems (patents, trademarks, etc.). Enterprises retained ownership of the non-N.A. intellectual property.

          The November 1997 Exchange and MTI transactions described above were treated for accounting purposes as a transfer of entities and net assets under common control with accounting similar to that of a pooling of interests. Accordingly, the historical cost basis of the underlying assets and liabilities transferred (from Enterprises and Bowie) were carried over from the transferring entity to AEI HoldCo. Due to common control, the MTI cash purchase price of $51,000 paid by AEI HoldCo. to Enterprises was recorded as a charge to equity when paid in January 1998.

          During May 1998, the owners of AEI HoldCo. (Larry Addington and Enterprises) established a new company, Coal Ventures, Inc. (CVI - a Delaware company) and in June 1998 transferred their shares of AEI HoldCo. to CVI in exchange for similar proportionate CVI shares, thereby making CVI the owner of AEI HoldCo.

          During August 1998, CVI changed its name to AEI Resources, Inc. (Resources). In addition, during July 1998, the owners of Resources established a new company, AEI Resources Holding, Inc. (ARHI - a Delaware company - collectively, the Company) and transferred their shares of Resources to ARHI in exchange for similar proportionate ARHI shares, thereby making ARHI the owner of Resources. ARHI has no other assets or activities other than the ownership of Resources.

     b.   Basis of Presentation

          The accompanying financial statements include the historical accounts of ARHI as well as its predecessors: Resources, AEI HoldCo. and Enterprises and subsidiaries, all under the common control of Larry Addington. The accompanying financial statements also include the purchase accounting and post-acquisition operations of the following significant acquisitions since their date of acquisition: Ikerd-Bandy (October 1997), Leslie Resources (January 1998), Cyprus Subsidiaries (June 1998), Mid-Vol (July 1998), Zeigler (September 1998), Kindill (September 1998) and Martiki (November 1998). See Note 3 for discussion of acquisitions. Significant intercompany transactions and balances have been eliminated in consolidation. Minority interests have not been recorded due to insignificance.

                          AEI RESOURCES HOLDING, INC.

          Various allocations and carve-out adjustments have been made in the preparation of the accompanying consolidated financial statements. Such allocations have been recorded to segregate the historical accounts to reflect the businesses transferred. Management believes that the method used for allocations and carve-out adjustments is reasonable.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND GENERAL

     a.   Management's Use of Estimates

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     b.   Company Environment and Risk Factors

          The Company's principal business activities consist of surface and deep mining and marketing of bituminous coal, performance of contract mining for third parties, construction and licensing of mining equipment, as well as leasing and repairing mining equipment. These operations are primarily located in Kentucky, Indiana, Illinois, West Virginia, Tennessee and Colorado.

          The Company, in the course of its business activities, is exposed to a number of risks including: the possibility of the termination or alteration of coal sales contracts, fluctuating market conditions of coal and transportation costs, competitive industry and overcapacity, changing government regulations, unexpected maintenance and equipment failure, employee benefits cost control, misestimates of proven and probable coal reserves, satisfactory labor relations, loss of key employees, satisfactory resolution of the year 2000 issue and the ability of the Company to obtain financing, necessary mining permits and control of adequate recoverable mineral reserves. In addition, adverse uncontrollable (wet) weather and geological conditions tend to increase mining costs, sometimes substantially. Precipitation is generally highest at most of the Company's mining operations in early spring and late fall.

          The Company is exposed to risks associated with a highly leveraged organization. Such risks include: increased vulnerability to adverse economic and industry conditions, limited ability to fund future working capital, capital expenditures, business acquisitions or other corporate requirements, possible liquidity problems as well as financing and credit constraints. Management believes it has adequate financing resources (including cash equivalents, cash generated from operations and additional borrowings) to meet its needs in 1999.

          The Company's current business plans include on-going growth in its coal mining operations, primarily through acquisitions. The Company faces numerous risks in the successful identification, consummation and post-acquisition integration of such acquisitions.

     c.   Inventories

          Inventories are stated at average cost, which approximates first-in, first-out (FIFO) cost and does not exceed market. Components of inventories consist of coal, deferred overburden and parts and supplies (Note 4). Coal inventories represent coal contained in stockpiles and exposed in the pit. Deferred overburden represents the costs to remove the earthen matter (i.e., overburden) covering the coal seam in surface mining. Costs to remove overburden are accumulated and deferred on a pro-rata basis as

                          AEI RESOURCES HOLDING, INC.

      overburden is removed and eventually charged to cost of operations when the coal is sold. The calculation of deferred overburden requires significant estimates and assumptions, principally involving engineering estimates of overburden removal and coal seam characteristics.

  d. Advance Royalty Payments (current portion included in Prepaid Expenses and Other)

      The Company is required, under certain royalty lease agreements, to make minimum royalty payments whether or not mining activity is being performed on the leased property. These minimum payments are recoupable once mining begins on the leased property. The Company capitalizes these minimum royalty payments and amortizes the deferred costs once mining activities begin or expenses the deferred costs when the Company has ceased mining or has made a decision not to mine on such property. Included in prepaid expenses and other is $3,491 and $8,669 for 1997 and 1998, respectively, relating to advanced royalties.

  e.  Net Assets Held for Sale

      At the time of the Zeigler acquisition, the Company identified various Zeigler items which it would resell including the Wyoming coal mines (within Triton Coal Company) and non-coal mining activities. Net assets held for sale as of December 31, 1998 in the accompanying financial statements includes net assets related to Zeigler's power marketing and fuel technology.

      On December 14, 1998, the Company sold all issued and outstanding stock of its subsidiary, Triton Coal Company for $275,000 (the Triton Disposition). Prior to the closing of the Triton Disposition, all assets and liabilities of Triton which were not related to the Wyoming Mines were transferred to another subsidiary of the Company. The Company has agreed to provide certain transition services as well as temporary credit support via letters of credit (Note 7b) to the purchaser of Triton following the closing. Net proceeds from the Triton Disposition were used to partially retire the remaining amount due on the bridge financing facility for the Zeigler acquisition (Note 7).

      On December 18, 1998, the Company sold the Pier IX and Shipyard River Terminals and related assets (the Pier Disposition) for an aggregate purchase price of $35,000.

      Through an energy-trading subsidiary, Zeigler began entering into power and gas forward contracts and options for trading purposes in 1997. These forward contracts and options were recorded at their estimated fair market values by the Company at the date of purchase. At December 31, 1998, open net contract and option positions were not material and did not represent significant credit related exposure. The net assets held for sale balance is $3,038 at December 31, 1998 and is included in prepaid expenses and other current assets. The Company assigned amounts to assets held for sale based on expected sale proceeds as well as earnings, advances and allocated interest during the holding period prior to disposal. The Company expects the remaining assets held for sale to be disposed during 1999. No gain or loss was recorded on the Triton Disposition and Pier Disposition. A recap of net assets held for sale for 1998 follows:

          Initial assigned value                                              $  292,576
          1998 holding period cash advances                                      (10,812)
          1998 allocated interest                                                  9,650
          1998 net proceeds from disposal                                       (310,000)
                                                                              ----------
          Balance at December 31, 1998                                             3,038
          1999 expected holding period cash advances                                 954
          1999 expected allocated interest                                         1,008
                                                                              ----------
          1999 expected net proceeds from disposal                            $    5,000
                                                                              ==========

                          AEI RESOURCES HOLDING, INC.

  f.  Depreciation, Depletion and Amortization

      Property, plant and equipment are recorded at cost, including construction overhead and interest, where applicable. Expenditures for major renewals and betterments are capitalized while expenditures for maintenance and repairs are expensed as incurred. Depreciation, depletion and amortization are provided using either the straight-line or units of production method with estimated useful lives under the straight-line method comprising substantially the following ranges:

                                                                                        YEARS
                                                                                    ------------
      Buildings....................................................................    10 to 45
      Mining and other equipment and related facilities............................     2 to 20
      Transportation equipment.....................................................      2 to 7
      Furniture and fixtures.......................................................     3 to 10

      Mineral reserves and mine development costs (included in property, plant and equipment) are amortized using the units-of-production method, based on estimated recoverable reserves. Coal sales contract related costs are amortized as tons are delivered, based on contracted tonnage requirements.

      Debt insurance costs $71,927 for 1997 and 1998, respectively) are being amortized using the effective interest method, over the life of the related debt, or using the straight-line method, over the life of the related debt, if the result approximates the effective interest method.

  g.  Restricted Cash (Included in Other Non-Current Assets)

      The Company pays amounts as required by various royalty agreements. Certain of these agreements have been disputed by third parties, requiring that cash be paid into an escrow account until the rightful recipient is determined. Included in other non-current assets is $93 and $843 for 1997 and 1998, respectively, relating to restricted cash.

  h.  Coal Mine Reclamation and Mine Closure Costs

      The Company estimates its future cost requirements for reclamation of land where it has conducted surface and deep mining operations, based on its interpretation of the technical standards of regulations enacted by the U.S. Office of Surface Mining, as well as state regulations.

      The Company accrues for the cost of final mine closure and related exit costs over the estimated useful mining life of the developed property or, if purchased, at the date of acquisition. These costs relate to reclaiming the pit and support acreage at surface mines and sealing portals at deep mines. Other costs common to both types of mining are related to reclaiming refuse and slurry ponds as well as holding period and related termination/exit costs. The Company expenses the reclamation of current mine disturbance which is performed prior to final mine closure. The establishment of the final mine closure reclamation liability and the current disturbance is based upon permit requirements and requires various significant estimates and assumptions, principally associated with cost and production levels. Annually, the Company reviews its end of mine reclamation and closure liability and makes necessary adjustments, including mine plan and permit changes and

                          AEI RESOURCES HOLDING, INC.

      revisions to cost and production levels to optimize mining and reclamation efficiency. The economic impact of such adjustments is generally recorded to cost of coal sales prospectively as remaining tons are mined. Also, as described in Note 1. when a mine life is shortened due to change in mine plan, mine closing obligations are accelerated and the related accrual is increased accordingly. Although the Company's management believes it is making adequate provisions for all expected reclamation and other costs associated with mine closures, future operating results would be adversely affected if such accruals were later determined to be insufficient. End of mine reclamation and closure expense for 1996, 1997 and 1998 was $596, $2,196 and $18,188, respectively.

  i.  Income Taxes

      For 1996 and part of 1997 (see below), Enterprises and Bowie were S corporations under the Internal Revenue Code and similar state statutes. As a result, Enterprises and Bowie were not subject to income taxes and their taxable income or loss was reported in the stockholders' individual tax returns. Accordingly, the historical net income (loss) presented in the accompanying financial statements during the S corporation periods is exclusive of an income tax provision (See Notes 8 and 21).

      The provision for income taxes includes the change in tax status matters as described above plus federal, state and local income taxes currently payable and those deferred because of temporary differences between the financial statement and tax basis of assets and liabilities. The Company records income taxes under the liability method. Under this method, deferred income taxes are recognized for the estimated future tax effects of differences between the tax basis of assets and liabilities and their financial reporting amounts as well as net operating loss carryforwards and tax credits based on enacted tax laws. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

  j.  Revenue Recognition

      Most of the Company's revenues have been generated under long-term coal sales contracts with electric utilities, industrial companies or other coal-related organizations, primarily in the eastern United States. Revenues are recognized on coal sales in accordance with the sales agreement, which is usually when the coal is shipped to the customer and title is passed. Advance payments are received deferred and recognized in revenue as coal is shipped. The Company also rents and sells equipment and provides repair and contract mining services, and the revenue from such rental, sale and service is recognized when earned. Revenue from the construction of mining equipment is recognized on a percentage of completion basis. The Company grants credit to its customers based on their creditworthiness and generally does not secure collateral for its receivables. The allowance for doubtful accounts for 1997 and 1998 is $0 and $2,489, respectively. Historically, accounts receivable write-offs have been insignificant.

  k.  Stockholders' Equity (Deficit)

      The 1996 and 1997 historical owners' equity accounts (retained earnings (deficit) and additional capital) for legal entities (Bowie) which have been carried over from the transferor under the exchange agreement (Note
      1) have remained unchanged as presented within the accompanying consolidated statements of stockholders' equity (deficit).

                          AEI RESOURCES HOLDING, INC.

      The businesses transferred from Enterprises have operated as divisions and, accordingly, the 1996 and 1997 historical equity account changes (earnings and losses and owners' contributions and distributions) have been presented within additional capital in the accompanying consolidated statements of stockholders' equity (deficit) for the pre-transfer period.

      Prior to the formation of Resources in May 1998, the common stock activity presented in the accompanying consolidated statement of stockholders' equity (deficit) represents that of the predecessor company AEI HoldCo.

      As described in Note 8, in connection with the consummation of the November 1997 exchange agreement, the mining businesses transferred from Enterprises required that deferred taxes be recorded by AEI HoldCo. Because a portion of the mining assets transferred from Enterprises were stepped up for tax purposes, but not book (similar to a taxable pooling), the resulting deferred tax benefit of approximately $5,500 was recorded in November 1997 with a corresponding increase in additional capital.

      As described in Note 1a, on January 2, 1998, AEI HoldCo. made a payment of $51,000 for the purchase of MTI which was recorded as a charge to equity in January 1998. In addition, because the tax basis of the MTI net assets transferred were stepped up for tax purposes, but not book (similar to a taxable pooling), the resulting deferred tax benefit of $10,000 was recorded in January 1998 with a corresponding increase in equity.

  l.  Asset Impairments and Accelerated Mine Closing Accruals

      In certain situations, expected mine lives are shortened because of changes to planned operations. When that occurs and it is determined that the mine's underlying costs are not recoverable in the future, reclamation and mine closing obligations are accelerated and the mine closing accrual is increased accordingly. Also, to the extent that it is determined that asset carrying values will not be recoverable during a shorter mine life, a provision for such impairment is recognized. The Company adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, in prior years. SFAS No. 121 expanded the Company's criteria for loss recognition, and provides methods for both determining when an impairment has occurred and for measuring the amount of the impairment. SFAS No. 121 requires that projected future cash flows from use and disposition of all the Company's assets be compared with the carrying amounts of those assets. When the sum of projected cash flows is less than the carrying amount, impairment losses are recognized.

  m.  Employee Benefits

      Postretirement Benefits Other Than Pensions - As prescribed by SFAS No. 106, Employers' Accounting for Postretirement Benefits Other Than Pension, the Company accrues, based on annual independent actuarial valuations, for the expected costs of providing postretirement benefits other than pensions, which are primarily medical benefits, during an employee's actual working career until vested.

      Workers Compensation and Black Lung Benefits - Certain of the Company's subsidiaries are liable under federal and state laws to pay workers compensation and pneumoconiosis (black lung) benefits to eligible employees, former employees and their dependents. The Company is self-insured for significant federal and state workers compensation and black lung benefits. The remaining portion of workers compensation and black lung claims are covered by state insurance funds into which the Company pays premiums.

                          AEI RESOURCES HOLDING, INC.

      The accrual for self-insured workers compensation and black lung is adjusted to equal the present value of future claim payments, determined based on outside actuarial valuations performed annually.

      Postemployment Benefits - The Company provides certain postemployment benefits, primarily long-term disability and medical benefits, to former and inactive employees and their dependents during the time period following employment but before retirement. The Company accrues the discounted present value of expected future benefits, based on annual outside actuarial valuations.

  n.  Stock-Based Compensation

      The Financial Accounting Standards Board issued SFAS No. 123, Accounting for Stock-Based Compensation, which the Company has adopted. This standard defines a fair value method of accounting for stock options and similar equity instruments. Pursuant to this standard, companies are encouraged, but not required, to adopt the fair value method of accounting for employee stock-based transactions. Companies are also permitted to continue to account for such transactions under Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees, but are required to disclose in a note to the financial statements pro forma net income as if the Company had applied SFAS No. 123. The accounting requirements of SFAS No. 123 are effective for all employee awards granted after the beginning of the fiscal year of adoption. The Company has elected to account for such transactions under APB No. 25.

  o.  Reclassifications

      Certain reclassifications of prior year amounts were made to conform with the current year presentation with no effect on previously reported net income (loss) or stockholders' equity (deficit).

  p.  Statements of Cash Flows

      For purposes of the statements of cash flows, the Company considers investments having maturities of three months or less at the time of the purchase to be cash equivalents.

      Supplemental disclosure:

                                                                                     1996            1997            1998
                                                                                 ------------    ------------    ------------
      Cash paid for interest, net of capitalized interest of $246, $467 and
         $14,060, respectively................................................   $    5,357      $    7,193      $   53,667
      Income taxes paid.......................................................            -               -             880

      The 1997 Statement of Cash Flows is exclusive of non-cash deferred tax asset and equity increase of $5,515, non-cash property additions of $2,253, non-cash capitalized loan fees of $238, non-cash transfers of inventory items to development costs of $1,062 and settlement of a note (included in other assets) for property and mine development work valued at $1,220.

      The 1998 statement of cash flows is exclusive of non-cash deferred tax asset and equity increase of $10,000.

                          AEI RESOURCES HOLDING, INC.

3.  ACQUISITIONS

    The following significant acquisitions in Notes 3a through 3g have each been accounted for as a purchase, and their results of operations have been included with that of the Company since the date of acquisition.

    a.    Ikerd-Bandy Co., Inc.

          In October 1997, Enterprises acquired all of the capital stock of Ikerd-Bandy Co., Inc., a coal mining business with operations in eastern Kentucky, for the purchase price of approximately $7,600 (including $300 in related fees and expenses) plus the assumption of approximately $4,700 in debt.

     b.   Leslie Resources

          In January 1998, AEI HoldCo. acquired all the capital stock of Leslie Resources, Inc. and Leslie Resources Management, Inc., (collectively, Leslie Resources) a coal mining business with operations in eastern Kentucky, for the purchase price of $11,900 (including $300 in related fees and expenses) plus the assumption of approximately $11,000 in debt.

     c.   Cyprus Subsidiaries

          On June 29, 1998, pursuant to a May 28, 1998 stock purchase and sale agreement with Cyprus Amax Coal Company (Cyprus), CVI acquired various Cyprus Subsidiaries, a coal mining business with operations in Kentucky, West Virginia, Indiana and Tennessee. The purchase price was $98,000 plus a working capital adjustment as well as payments for purchased and leased equipment and a royalty owed to Cyprus for future production.

     d.   Mid-Vol

          On July 10, 1998, CVI acquired the capital stock of Mid-Vol Leasing, Inc., Mega Minerals, Inc. and Premium Processing, Inc. (collectively, Mid-Vol), a coal mining business with operations in West Virginia for the purchase price of $35,000 plus a working capital adjustment as well as production royalty payments.

     e.   Zeigler

          On August 5, 1998, Resources (via a subsidiary) submitted a cash tender offer to acquire all of the common stock of Zeigler Coal Holding Company (Zeigler), a diversified publicly held coal mining and energy business with operations primarily in Kentucky, West Virginia, Ohio, Illinois and Wyoming. The cash purchase price for the stock was approximately $600,000, and Resources assumed approximately $255,000 of Zeigler's debt. This acquisition closed on September 2, 1998. Certain acquired assets were held for resale as discussed in Note 2e.

     f.   Kindill

          On September 2, 1998, the Company acquired the capital stock of Kindill Holding, Inc. and Hayman Holdings, Inc. (collectively Kindill) (a related party) for the purchase price of $11,000 plus assumption of approximately $50,000 of Kindill's debt. Kindill is a coal mining business with operations in Indiana.

                          AEI RESOURCES HOLDING, INC.

  g. Martiki

     On November 6, 1998, the Company acquired the capital stock of Martiki Coal Corporation (Martiki), a subsidiary of MAPCO Coal, Inc. for $32,000. Martiki is a coal mining business with operations in eastern Kentucky.

  The following unaudited pro forma information for the periods shown below gives effect to the aforementioned acquisitions as if they had occurred at the beginning of each period:

                                                                                   1997                   1998
                                                                            ------------------       ---------------
                                                                                           (UNAUDITED)

Revenues.............................................................       $      1,395,200        $      1,383,400
Income (loss) before extraordinary items.............................               (135,100)                (43,700)
Net income (loss)....................................................               (136,400)                (53,900)

  The unaudited pro forma information assumes that the Company owned the aforementioned acquisitions at the beginning of the periods presented and includes adjustments for depreciation, depletion and amortization, interest expense and an inventory adjustment to conform to the Company's accounting policies. The unaudited pro forma financial data is presented for information purposes only and is not necessarily indicative of the results of operations that actually would have been achieved had such acquisitions been consummated at the beginning of these periods, and is not intended to be a projection of future results.

  The purchase accounting entries recorded from the acquisitions noted in 3c through 3g above are preliminary and are expected to be finalized in 1999.

  Upon acquisition of Zeigler, the Company assumed a transition and severance plan covering up to approximately 500 former Zeigler employees. Subject to certain conditions, employees will receive severance payments if terminated up to one year after acquisition (through September 1, 1999). Included in other current accruals at December 31, 1998 are $18,216 of future payments anticipated under this plan. In 1998, the Company incurred costs of $3,846 which reduced the accrual.

4.    INVENTORIES

  As of December 31, 1997 and 1998, inventories consisted of the following:

                                                                                  1997                   1998
                                                                          -----------------     ------------------
Coal.................................................................       $         3,995       $         44,813
Deferred overburden..................................................                10,768                 40,201
Parts and supplies...................................................                 7,895                 32,538
                                                                          -----------------     ------------------
                                                                            $        22,658       $        117,552
                                                                          =================     ==================

                          AEI RESOURCES HOLDING, INC.

5.  PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment, including mineral reserves and mine development and contract costs, at December 31, 1997 and 1998 are summarized by major classification as follows:

                                                                                  1997                   1998
                                                                          -----------------      ------------------
Land.................................................................       $         1,670        $         88,250
Mining and other equipment and related facilities....................                63,125                 406,592
Mine development and contract costs..................................                24,177                  52,725
Mineral reserves.....................................................                15,992               1,579,478
Mine development in process..........................................                22,150                     658
Construction work in process.........................................                 2,571                  23,800
                                                                          -----------------      ------------------
                                                                                    129,685               2,151,503
Less-accumulated depreciation, depletion and amortization............               (23,027)                (80,416)
                                                                          -----------------      ------------------
Net property, plant and equipment....................................       $       106,658        $      2,071,087
                                                                          =================      ==================

    Included in property, plant and equipment is $24,721 for 1997 and $24,458 for 1998 related to development and construction projects for which depreciation, depletion and amortization have not yet commenced. During the development phase, any anticipated mining revenues would be recorded as a reduction in development costs. The Company reviews the realization of these projects on a periodic basis.

6.  ACCRUED EXPENSES AND OTHER

    Accrued expenses and other as of December 31, 1997 and 1998 consisted of the following:

                                                                              1997                 1998
                                                                        ---------------     -----------------
Payroll, Bonus and Vacation........................................       $       5,385       $        34,250
Non-income Taxes...................................................               2,568                27,571
Severance..........................................................                   -                18,216
Deferred revenues..................................................                   -                16,799
Royalties..........................................................               1,081                12,667
Interest...........................................................               2,701                 3,715
Other..............................................................                 583                 6,540
                                                                        ---------------     -----------------
                                                                          $      12,318       $       119,758
                                                                        ===============     =================

                          AEI RESOURCES HOLDING, INC.

7.  DEBT

    a.  Long-term Debt and Capital Leases

        Long-term debt and capital leases as of December 31, 1997 and 1998 consisted of the following:

                                                                                           1997                 1998
                                                                                    ----------------    ------------------
Senior Credit Facility (Note 7b):
  Term Loan A...................................................................      $            -      $        325,000
  Term Loan B...................................................................                   -               250,000
  Revolving Credit Facility.....................................................                   -                75,000
10.5% Senior Notes (Note 7c)....................................................             200,000               200,000
11.5% Senior Subordinated Notes (Note 7c).......................................                   -               150,000
Zeigler Industrial Revenue Bonds (Note 7e)......................................                   -               145,800
Notes payable to sellers of Cyprus Subsidiaries ($25,033), Mid-Vol ($15,000),
 Leslie Resources ($8,988) and Ikerd-Bandy ($4,543) (Note 7d)...................               4,647                53,564
Zeigler acquisition bridge facility (Note 7d)...................................                   -                10,000
Capital leases (Note 10b).......................................................              10,527                 4,352
Other...........................................................................               1,795                 1,866
                                                                                    ----------------    ------------------

     Total......................................................................             216,969             1,215,582
     Less - current portion.....................................................               7,608               (61,533)
                                                                                    ----------------    ------------------
     Long-term debt.............................................................      $      209,361      $      1,154,049
                                                                                    ================    ==================

    Principal maturities of long-term debt and capital leases as of December 31, 1998 are as follows:

                    Year Ended December 31:
                    1999.........................................................    $     61,533
                    2000.........................................................          97,753
                    2001.........................................................          97,397
                    2002.........................................................          92,883
                    2003.........................................................         218,969
                    Thereafter...................................................         647,047
                                                                                     ------------
                                                                                     $  1,215,582
                                                                                     ============

    Upon early extinguishment in 1997 of the Company's previously outstanding credit facility and bridge financing, the Company expensed as an extraordinary item in November 1997 approximately $1,600 of prepayment penalties and bridge financing costs and $571 of deferred debt issuance costs. In connection with arranging the November 1997 financing transactions, the Company paid a fee of $4,375 to a related party.

 b. Senior Credit Facility

    The Senior Credit Facility term loan and revolver (collectively the "Credit Facility") are with UBS AG (an affiliate of Warburg Dillon Read LLC), as administrative agent and a syndicate of other lending institutions (lenders). The Credit Facility consists of a Term Loan A Facility of $325,000 (maturing through 2003), a Term Loan B Facility of $250,000 (maturing through 2004) (the "term loan facilities") and a $300,000

                          AEI RESOURCES HOLDING, INC.

     senior secured revolving credit facility (Revolver), maturing through 2003. The revolver includes a $225,000 sublimit for the issuance of letters of credit. Interest is calculated at the option of the Company based on LIBOR or ABR (alternative base rate) plus the applicable "spread", as defined. The applicable "spread" shall be determined pursuant to a formula based on the Company's financial performance. The ABR is the higher of the Federal Funds effective rate plus 0.5% and the Prime Rate. As of December 31, 1998, the average interest rates were as follows: Term loan A (9.65%), Term Loan B (9.91%) and Revolver (9.49%). The Credit Facility is collateralized primarily by capital stock of the Company and its subsidiaries, along with all accounts receivable; inventory; property, plant and equipment; intangibles; contact rights and other personal and real property of the Company. The Company and most of its subsidiaries have guaranteed the Credit Facility.

     The Credit Facility also contains various financial covenants which, among other things, limits additional indebtedness, dividend and other restricted payments, affiliate transactions, mergers and capital expenditures as well as meeting certain financial ratios including, but not limited to interest coverage, minimum net worth and maximum leverage ratio, all as defined. In addition, the credit facilities are required to be prepaid with either 75% of annual Excess Cash Flow (or 50%, depending on leverage ratio), as defined, 100% of proceeds from the incurrence of additional debt, 100% of proceeds from asset sales or dispositions above certain defined thresholds or 50% of the net proceeds from the issuance of equity securities. There was no such required pre-payment during 1998.

     As of December 31, 1998, the Company has $75,000 in outstanding borrowings under the Revolver. In addition, the Company has letters of credit in the amount of $178,047 issued under the Revolver. These letters of credit cover the following:

          Insurance/Workers compensation/Reclamation Bonds.......................                $ 14,514
          Zeigler IRBs...........................................................                 148,947
          Mineral leases/Royalties...............................................                   1,900
          Seller financing/Taxes.................................................                   2,686
          Vulcan acquisition of Triton (Note 2e).................................                  10,000
                                                                                           --------------
                                                                                                 $178,047
                                                                                           ==============

     The amount available for borrowing under the revolver at December 31, 1998 was $46,953.

     On June 29, 1998, the Company replaced a former credit facility and, consequently, expensed as an extraordinary item in June 1998 approximately $424 of related deferred debt issuance costs, net of a tax benefit of $283. At December 31, 1998, there were no borrowings under the former credit facility.

 c.  10.5% Senior Notes and 11.5% Senior Subordinated Notes

     On December 14, 1998, Resources and AEI HoldCo. co-issued $200,000 of 10.5% Senior Notes due 2005 (Senior Notes). These 10.5% Senior Notes were exchanged for previously issued $200,000 10% Senior Notes of AEI HoldCo. due 2007. As part of the $200,000 Senior Notes exchange, the old indenture was modified to eliminate substantially all of the covenants and certain related definitions and events of default. Warburg Dillon Read LLC was the dealer manager of the Senior Notes exchange.

     Also on December 14, 1998, Resources issued $150,000 of 11.5% Senior Subordinated Notes due 2006 (Subordinated Notes). Warburg Dillon Read LLC was the initial purchaser of the Subordinated Notes.

                          AEI RESOURCES HOLDING, INC.

     The Senior Notes mature in their entirety on December 15, 2005 and the Subordinated Notes mature in their entirety on December 15, 2006. The Senior Notes and Subordinated Notes are general, unsecured obligations of the issuers. Interest is payable on June 15 and December 15 of each year. The Company has the option to redeem the Senior Notes and Subordinated Notes on or after December 15, 2002, at redemption prices ranging from 105.75% in 2002 to 100% in 2005. Before December 15, 2002, the Company may redeem the Senior Notes and Subordinated Notes at the face amount plus accrued and unpaid interest, liquidated damages, if any, and an applicable "make whole premium" of up to $35,446 and $32,109, respectively.

     Upon a change in control (as defined), the Company will be required to make an offer to purchase all outstanding Senior Notes and Subordinated Notes at 101% of the principal amount. The Senior Notes and Subordinated Notes are jointly and severally guaranteed on a senior unsecured basis by ARHI and each of the Company's current and future domestic majority-owned subsidiaries, other than Yankeetown Dock Corporation. In addition to containing various restrictive financial covenants, the Senior Notes and subordinated Note Indentures will restrict, among other things, additional indebtedness, issuance of preferred stock, dividend payments, mergers, sale of subsidiaries and assets and affiliate transactions.

     The Company has agreed to file a registration statement under the U.S. Securities Act for the Senior Notes and Subordinated Notes which would provide for their resale. If such registration statement is not filed or declared effective within the time periods allotted in the Indentures (such effective date being March 14, 1999 for the Subordinated Notes), the Company will be required to pay liquidated damages to Senior Notes and Subordinated Notes holders. For the Senior Notes, the Company has agreed to pay each noteholder liquidated damages of 20c per one thousand dollars principal amount (aggregating to $40 per week) per week commencing December 8, 1998 for 90 days. If the registration statement is not declared effective by March 8, 1999, then the amount of liquidated damages payable weekly will increase by an additional 5c per one thousand dollars principal amount for each 90-day period up to a maximum of 50c payable weekly per one thousand dollars principal amount. For Subordinated Notes, the Company will be required to pay liquidated damages commencing March 14, 1999 at a weekly rate of 5c per one thousand dollars principal amount (aggregating to $7.5 per week) for the first 90 days and increasing 5c each 90 days thereafter until up to a maximum of 50c payable weekly per one thousand dollars principal amount. The Company has filed an initial registration statement with the Securities and Exchange Commission on February 12, 1998; however, it is uncertain when or if this filing will become effective.

  d. Bridge Facilities

     The Company has funded the acquisitions of Cyprus Subsidiaries, Mid-Vol, Kindill and Zeigler (see Note 3) with short-term (bridge) financing arranged by UBS AG, an affiliate of Warburg Dillon Read LLC. The bridge financing facility for the Cyprus Subsidiaries and Mid-Vol acquisitions was for $200,000. The bridge financing facility for the Zeigler and Kindill acquisitions was for $600,000.

     As of December 31, 1998, the Cyprus/Mid-Vol bridge was retired and only $10,000 of the Zeigler bridge facility remained outstanding, which the Company plans to repay in 1999. In connection with the extinguishment of the bridge facilities, the Company recorded in 1998 an extraordinary loss on extinguishment of $9,772, net of a tax benefit of $6,518.

                          AEI RESOURCES HOLDING, INC.

       The Company has also committed to issue common equity shares to UBS AG (aggregating from 2.5% to 10% of the total outstanding common equity), under certain circumstances, in the event all outstanding loans under the bridge loan agreements are not repaid prior to April 15, 1999. The Company does not believe these agreements will result in UBS AG acquiring any equity interest in the Company. Nothing has been recorded in the December 31, 1998 financial statements related to this matter as the Company believes no significant amount of consideration was provided to UBS AG under these agreements.

    e. Industrial Revenue Bonds

       The Company has industrial revenue bonds which are floating rate obligations issued by the Peninsula Ports Authority of Virginia ($115,000) and Charleston County, South Carolina ($30,800) (collectively, Zeigler IRBs). Both obligations are backed by letters of credit issued under the Company's revolver (Note 7b). The principal of the obligation by the Peninsula Ports Authority of Virginia is due in one lump-sum payment on May 1, 2022, and the principal of the obligation by Charleston County, South Carolina is due in one lump-sum payment on August 1, 2028. The Zeigler IRBs are not secured by any assets of the Company. Interest on these obligations is variable and payable monthly. The weighted-average interest rate for these borrowings was 3.61% as of December 31, 1998. Refer to Note 18c for subsequent refinancing of the Zeigler IRBs.

    f. Seller Notes Payable

       In connection with the acquisitions of Ikerd-Bandy, Leslie Resources, Cyprus Subsidiaries and Mid-Vol (Note 3), the Company entered into notes payable to the sellers of these businesses (Seller Notes). The Cyprus subsidiaries Sellers Notes are secured and the other Seller Notes are unsecured and bear interest (or have been discounted) at rates ranging from 5% to 10%. These Seller Notes also mature from 2002 to 2004.

8.  INCOME TAXES

    As discussed in Note 21, during April 1997 Bowie's S corporation status was terminated. Upon such termination, Bowie initially recorded a net deferred tax liability of $1,600 with an increase to income tax provision for the differences in book and tax bases in assets and liabilities. In addition, during November 1997, the mining businesses transferred from Enterprises (see Note 1, as an S corporation) to the Company (as a C corporation) initially recorded a net deferred tax liability of $17,963 with an increase to income tax provision for the differences in book and tax bases in assets and liabilities. Presented below are income tax disclosures as of and for the years ended December 31, 1997 and 1998. Prior to 1997, the Company operated as an S corporation, and no corporate income taxes were recorded.

    The provision (benefit) for income taxes is comprised of the following:

                                                                                 1997                    1998
                                                                          -----------------     -------------------
                Tax provisions:
                  Current                                                   $             -       $          36,911
                  Deferred                                                           17,516                 (57,320)
                                                                          -----------------     -------------------
                                                                            $        17,516       $         (20,409)
                                                                          =================     ===================

                          AEI RESOURCES HOLDING, INC.

  The following table presents the difference between the actual tax provision and the amounts obtained by applying the statutory U.S. federal income tax rate of 35% to the 1997 and 1998 net loss before income taxes.

                                                                                                1997                   1998
                                                                                         -----------------      -----------------
            Federal provision computed at statutory rate...........................       $        (1,145)      $        (15,326)
            State income tax (net of federal tax benefits and apportionment
             factors) computed at statutory rate...................................                  (135)                (2,189)
            Change in tax status...................................................                19,563                      -
            Percentage depletion in-excess of cost.................................                     -                 (3,928)
            Premium amortization...................................................                     -                  1,034
            Federal and state tax effect on S corporation period earnings..........                  (679)                     -
            Other..................................................................                   (88)                     -
                                                                                        -----------------      -----------------
                                                                                          $        17,516       $        (20,409)
                                                                                        =================      =================

  Significant components of the Company's deferred tax assets and liabilities as of December 31, 1997 and 1998 are summarized as follows:

                                                                                               1997                  1998
                                                                                         ---------------     -----------------
            Deferred Tax Assets:
             Accrued employee benefits.............................................       $           -       $       209,341
             Accrued reclamation and closure.......................................               4,560               135,966
             AMT credits...........................................................                   -                28,547
             Net operating loss carryovers.........................................               9,353                 8,015
             Patents and technology................................................                   -                12,574
             Other.................................................................                 681                38,742
                                                                                         ---------------     -----------------
            Valuation allowance....................................................              14,594               433,185
                                                                                                      -                (8,015)
                                                                                         ---------------     -----------------
                                                                                                 14,594               425,170
                                                                                         ---------------     -----------------
            Deferred Tax Liabilities:
             Property, plant and equipment.........................................               1,903               215,784
             Mineral reserves and mine development costs...........................              17,343               286,313
             Other.................................................................               6,480                32,005
                                                                                         ---------------     -----------------
                                                                                                 25,726               534,102
                                                                                         ---------------     -----------------
                 Net Deferred Tax Liability........................................       $      11,132       $       108,932
                                                                                         ===============     =================

  Certain subsidiaries have carryforwards for net operating losses (NOL) of approximately $20,000 which may only be used by these subsidiaries, and if not used will expire between 2011 and 2018. NOL carryforwards may also be limited under certain ownership changes. The valuation allowance was recorded in purchase accounting using the more likely than not methodology.

                          AEI RESOURCES HOLDING, INC.

9.   EMPLOYEE BENEFITS

     Employee benefits at December 31, 1998 is summarized as follows:

                                                                                           NON-
                                                                   CURRENT               CURRENT                  TOTAL
                                                              -----------------     -------------------     -------------------
     Postretirement benefits                                    $        16,882       $         375,045       $         391,927
     Coal Act benefits                                                    5,582                  63,774                  69,356
     Workers compensation and black lung benefits                         9,978                  83,555                  93,533
     Pension benefits                                                       101                   2,488                   2,589
     Postemployment benefits                                              1,233                   3,219                   4,452
                                                              -----------------     -------------------     -------------------
          Total                                                 $        33,776       $         528,081       $         561,857
                                                              =================     ===================     ===================

a.   Postretirement Benefits Other than Pensions

     Prior to the Cyprus Subsidiaries acquisition on June 29, 1998, the Company did not have any defined benefit pension plans, postretirement benefits or UMWA Combined Benefit Fund obligations. In conjunction with certain of the acquisitions described in Note 3, the Company acquired, or agreed to put in place, benefit plans providing defined benefits to certain non-union employees and post-retirement healthcare and life insurance to eligible union employees.

     The Company's non-contributory pension plans cover certain of its non-union employees and union employees at one of the Company's acquired mines. Benefits are generally based on the employee's years of service and compensation during each year of employment. The Company's funding policy is to make the minimum payment required by the Employee Retirement Income Security Act of 1974. There were no minimum contributions required in 1998.

     Summaries of the changes in the benefit obligations, plan assets (consisting principally of common stocks and U.S. government and corporate obligations) and funded status of the plans are as follows:

                                                                                                     1998
                                                                                 --------------------------------------------
                                                                                                                  OTHER
                                                                                       PENSION               POST-RETIREMENT
                                                                                       BENEFITS                  BENEFITS
                                                                                 -------------------      -------------------
                    CHANGE IN BENEFIT OBLIGATIONS

                    Benefit obligations at January 1                             $               -        $               -
                    Acquisition of Cyprus Subsidiaries and Zeigler..........                 102,027                  385,861
                    Service cost............................................                   1,472                      326
                    Interest cost...........................................                   2,363                    9,679
                    Benefits paid...........................................                  (3,487)                  (3,939)
                                                                                 -------------------      -------------------
                    Benefit obligation at December 31.......................      $          102,375       $          391,927
                                                                                 ===================      ===================

                    CHANGE IN PLAN ASSETS

                    Value of plan assets at January 1.......................      $              -         $              -
                    Acquisition of Cyprus Subsidiaries and Zeigler..........                 100,261                      -
                    Actual return on plan assets............................                   8,607                      -
                    Benefits paid...........................................                  (3,487)                     -
                                                                                 -------------------      -------------------
                    Fair value of plan assets at end of year................      $          105,381       $              -
                                                                                 ===================      ===================

                          AEI RESOURCES HOLDING, INC.

                                                                                                         1998
                                                                                    --------------------------------------------
                                                                                                                    OTHER
                                                                                         PENSION               POST-RETIREMENT
                                                                                         BENEFITS                  BENEFITS
                                                                                    -------------------      -------------------
                      FUNDED STATUS OF THE PLANS

                      Accumulated obligations less plan assets.................       $           3,006        $         391,927
                      Unrecognized actuarial gain..............................                  (5,595)                     -
                                                                                    -------------------      -------------------
                      Net liability recognized.................................       $           2,589        $         391,927
                                                                                    ===================      ===================

                      NET PERIODIC BENEFIT COST

                      Service cost.............................................       $           1,472        $             326
                      Interest cost............................................                   2,363                    9,679
                      Expected return on plan assets...........................                  (3,013)                     -
                                                                                    -------------------      -------------------
                                                                                      $             822        $          10,005
                                                                                    ===================      ===================

                      WEIGHTED AVERAGE ASSUMPTIONS AS OF DECEMBER 31

                      Discount rate............................................                    7.25%                    7.25%
                      Expected return on plan assets...........................                    9.50%                    9.50%
                      Rate of compensation increase............................                    4.00%                    4.00%
                      Health care cost trend on covered charges................                      -             8.00% in 1998
                                                                                                                   Decline to
                                                                                                                   5.00% over 20
                                                                                                                   years

     The expense and liability estimates can fluctuate by significant amounts based upon the assumptions used by the actuaries. If the healthcare cost trend rates were increased by one percent in each year, the accumulated postretirement benefit obligation would increase by $60,200 or 15.4% as of December 31, 1998. The effect of this change on the 1998 expense accrual would be an increase of $4,500 or 45%.

  b. Multi-Employer Pension and Benefits Plans

     UMWA Pension Plan - Certain of the Company's recently acquired subsidiaries are required under their respective contracts with the 1974 UMWA to pay amounts based on hours worked to the UMWA Pension Plan and Trust, a multi-employer pension plan covering all employees who are members of the UMWA. The accompanying consolidated statements of operations include $348 of expense in 1998, applicable to the plan. The Employee Retirement Income Security Act of 1974 (ERISA) as amended in 1980, imposes certain liabilities on contributors to multi-employer pension plans in the event of a contributor's complete or partial withdrawal from the plan. The withdrawal liability would be calculated based on the contributor's proportionate share of the plan's unfunded vested liabilities.

                          AEI RESOURCES HOLDING, INC.

  c. UMWA Combined Benefit Fund

     The Company provides healthcare benefits to eligible retirees and their dependents. Retirees who were members of the United Mine Workers of America (UMWA) and who retired on or before December 31, 1975 received these benefits from multi-employer benefit plans. The Company contributed to these funds based on the number of its retirees in one of the funds and based on hours worked by current UMWA members for the other fund. Current and projected operating deficits of these trusts led to the passage of the Coal Industry Retiree Health Benefit Act of 1992 (the Coal Act). The
     Coal Act established a new multi-employer benefit trust that will provide healthcare and life insurance benefits to all beneficiaries of the earlier trusts who were receiving benefits as of July 20, 1992. The Coal Act provides for the assignment of beneficiaries to their former employers and any unassigned beneficiaries to employers based on a formula. Based upon an independent actuarial valuation, the Company estimates the amount of its obligation (discounted at 7.25%) under the Coal Act to be approximately $69,356 as of December 31, 1998.

     The Company recorded expenses related to the Coal Act of $0, $0 and $1,919 for 1996, 1997 and 1998, respectively.

  d. Workers Compensation and Black Lung

     The operations of the Company are subject to the federal and state workers' compensation laws. These laws provide for the payment of benefits to disabled workers and their dependents, including lifetime benefits for black lung. The Company's subsidiary operations are either fully insured or self-insured for their workers compensation and black lung obligations.

     The actuarially determined liability for self-insured workers compensation and black lung benefits is based on a 7.25% discount rate and various other assumptions including incidence of claims, benefit escalation, terminations and life expectancy. The annual black lung expense consists of actuarially determined amounts for self-insured obligations plus the premiums paid to the state insurance funds. The estimated amount of discounted obligations for self-insured workers compensation and black lung claims plus an estimate for incurred but not reported claims is $93,533 as of December 31, 1998.

     The Company recorded self-insured expenses related to workers compensation and black lung claims of $0, $0 and $2,470, respectively.

  e. Post-Employment Benefits Other than Pensions

     The Company, has a long-term disability plan which provides for three years of disability benefits and for three years of continuation in the medical plan. Claimants on disability at January 1, 1999 will receive three additional years of indemnity and medical benefits, at which point further eligibility will end. The actuarially determined liability for long-term disability benefits is based on a 7.25% discount rate and various other assumptions including life expectancy. The present value of the long-term disability claimants is $4,452 at December 31, 1998. The Company recorded expenses related to long-term disability benefits of $0, $0 and $334 for 1996, 1997 and 1998, respectively.

                          AEI RESOURCES HOLDING, INC.

  f. 401(k) Plans

     The Company and certain subsidiaries sponsor savings and long-term investment plans for substantially all employees other than employees covered by the contract with the UMWA. Some of the plans matched 50% the voluntary contributions of participants up to a maximum contribution based upon a percentage of a participant's salary with an additional matching contribution possible at the Company's discretion. The expense for 1998 under these plans was $401.

10.COMMITMENTS AND CONTINGENCIES

   a.Coal Sales Contracts and Contingency

     As of December 31, 1998, the Company had commitments under 55 long-term sales contracts to deliver scheduled base quantities of coal annually to 34 customers. The contracts expire from 2002 through 2010, with the Company contracted to supply a minimum of approximately 226 million tons of coal over the remaining lives of the contracts at prices which are at or above market. Certain of the contracts have sales price adjustment provisions, subject to certain limitations and adjustments, based on changes in specified production costs. Larry Addington has guaranteed the Company's obligations under one of the coal sales contracts.

     Under a ten-year contract dated July 1, 1998, the Company is required to sell coal from its Bowie mine to TVA. The Company cannot satisfy the delivery requirements in full from its Bowie mine if it is unable to lease certain additional reserves located on federal land in Colorado. The failure to do so could materially adversely impact the profitability of the Bowie mine. The Company is in process of procuring the necessary leases and permits, however, it may encounter resistance in its efforts.

  b. Leases

     The Company has various operating and capital leases for mining, transportation and other equipment. Lease expense for the years ended December 31, 1996, 1997 and 1998 was approximately $6,000, $9,600 and $30,128 (net of amount capitalized in mine development cost of $1,800 and $463,460 in 1997 and 1998), respectively. Property under capital leases included in property, plant and equipment in the accompanying balance sheets at December 31, 1997 and 1998 was approximately $21,400 less accumulated depreciation of approximately $5,810 and $7,400, respectively. Depreciation of assets under capital leases is included in depreciation expense.

     The Company also leases coal reserves under agreements that call for royalties to be paid as the coal is mined. Total royalty expense for the years ended December 31, 1996, 1997 and 1998 was approximately $11,200, $13,600 and $61,700, respectively. Certain agreements require minimum annual royalties to be paid regardless of the amount of coal mined during the year. However, such agreements are generally cancelable at the Company's discretion. The assets of the Bowie #2 mine are held as collateral for one of these agreements.

                          AEI RESOURCES HOLDING, INC.

     Approximate future minimum lease and royalty payments are as follows:

                                                     OPERATING       CAPITAL
                                       ROYALTIES      LEASES         LEASES
                                       ---------     ---------       -------

  Year ended December 31,
    1999..............................     $ 17,712       $ 44,447     $ 4,885
    2000..............................       22,081         37,809         202
    2001..............................       22,624         33,255          -
    2002..............................       22,992         23,239          -
    2003..............................       24,025         11,400          -
  Thereafter..........................       28,747          2,598          -
                                                                       -------
  Total minimum lease payments........                                   5,087
  Less-amount representing interest...                                     735
                                                                       -------
  Present value of minimum lease
  payments (Note 7a)..................                                   4,352
  Less-current portion................                                   4,161
                                                                       -------
                                                                       $   191
                                                                       =======

  Included in the above operating lease commitments are $47,034 to a related party.

c.Legal Matters

  The Company is named as defendant in various actions in the ordinary course of its business. These actions generally involve disputes related to contract performance, property boundaries, mining rights, blasting damages, personal injuries and royalty payments, as well as other civil actions that could result in additional litigation or other adversary proceedings. Certain actions are described as follows:

  In connection with the acquisition of the Cyprus Subsidiaries (Note 1), the Company became potentially liable under a suit filed in the Circuit Court of Perry County, Kentucky in 1996 by Joseph D. Weddington and Kentucky Land & Exploration Company ("Kentucky Land"). Kentucky Land has asserted claims to approximately 1,425 acres of property upon which the Company mines coal and is claiming substantial damages. Based on a prior federal appellate court decision related to a similar claim by different plaintiffs, the Company believes that it is likely to prevail. The Company does not believe the ultimate outcome of this matter will result in a material adverse effect on the financial position or results of operations of the Company, taken as a whole.

  A subsidiary of Pittston Minerals Group, Inc. has made claims for indemnification from the Company under the terms of a sale agreement between a predecessor of the Company (as seller) and the Pittston subsidiary. The claimed indemnification covers a number of items, including allegedly assumed liabilities, alleged failure to transfer specific licenses, assets and permits and alleged non-compliance with certain agreements, applicable laws and permits. The Company is in process of investigating and negotiating the claims with the Pittston subsidiary. Many of the claims have been resolved without any payment by or liability to the Company. To the Company's knowledge, no lawsuit has been filed or otherwise threatened by the Pittston subsidiary against the Company. The Company intends to defend these claims vigorously, and at this time it is not possible to predict the outcome of the claims. However, the Company believes that the liability arising from such claims would not have a material adverse effect on the financial position or results of operations of the Company.

                          AEI RESOURCES HOLDING, INC.

  In October 1998, Cyprus Amax Coal Company filed a complaint against the Company alleging that under the terms of the purchase agreement, the Company is responsible for certain long-term disability coverage to current and former employees of the acquired Cyprus subsidiaries. The Company contends that the obligations in question were retained by Cyprus and intends to defend the claims vigorously. At this time, it is not possible to determine the likely outcome of the claim, but the Company does not believe the ultimate outcome of this matter will result in a material adverse effect on the financial position or results of operations of the Company taken as a whole.

  Through December 31, 1998, the Company is in arrears in delivering coal under a certain coal supply contract with TVA. The Company intends to prospectively ship all tons for which it is currently in arrears. The Company does not believe the ultimate outcome of this matter will result in a material adverse impact upon the financial position or results of operations of the Company.

  In August 1998, the Company settled a claim by Robert C. Billips, d/b/a Peter Fork Mining Company for an initial cash payment of $150 and payments over the next 49 years estimated at a present value of $250. The Company has a litigation accrual to cover the settlement.

  While the final resolution of any matter may have an impact on the Company's financial results for a particular reporting period, management believes that the ultimate disposition of these matters will not have a materially adverse effect upon the financial position or results of operations of the Company.

d.Commissions

  The Company has various Sales and Agency Agreements with third parties, whereby the Company pays a $.10 - $2.00 per ton commission on various coal sales agreements. The costs are expensed as the coal is delivered, and in 1998 the Company paid approximately $3,900 in commissions.

e.Addcar/TM/ Highwall Mining System Lease Agreement

  Effective May 1998, the Company entered into an agreement with Independence Coal Company, Inc. (Independence) whereby the Company (as lessor) shall lease an Addcar/TM/ Highwall Mining System to Independence (as lessee) for a term of 24 months from initial set up or until all mineable coal from the lessee's Twilight mine is recovered, for $220 per month subject to various terms and conditions.

  Additionally, effective September 1998 the Company leased to Independence a second Addcar/TM/ Highwall Mining System and agreed to lease a third System in January, 1999. Each lease is for two years and requires a $4,125 prepaid rental payment upon delivery, and at the lessee's option each may be extended for a third year with a rental prepayment of $1,547. Additionally, a monthly rental payment of $37 for each system is payable by the lessee. Payment terms are subject to various terms and conditions.

f.Environmental Matters

  Based upon current knowledge, the Company believes that it is in material compliance with environmental laws and regulations as currently promulgated (also, see Note 2h). However, the exact nature of environmental control problems, if any, which the Company may encounter in the future cannot be predicted, primarily because of the increasing number, complexity and changing character of environmental requirements that may be enacted by federal and state authorities.

                          AEI RESOURCES HOLDING, INC.

g.  Performance Bonds

    The Company has outstanding performance bonds of approximately $751,000 as of December 31, 1998, to secure reclamation, workers compensation and other performance commitments.

h.  Employment Agreements

    The Company has entered into employment agreements with individuals for various officer positions. These agreements expire through February 2003 and contain termination benefits and other matters.

i.  Collective Bargaining Agreements

    Approximately 32% of the Company's coal employees are affiliated with unions. The Company has several collective bargaining agreements with the United Mine Workers of America (UMWA). These agreements expire from 1999 through 2002.

j.  Indemnifications

    Pursuant to various stock and asset purchase agreements with sellers, the Company has granted indemnification for performance guarantees made by certain sellers relating to mineral lease obligations and employee benefits. The Company believes no significant obligation will result relating to such indemnifications.

11.STOCK OPTION PLAN

   During 1998, the Company's Board of Directors adopted a Stock Option Plan (the Option Plan). A total of 75,000 shares of Common Stock are reserved for issuance upon exercise of options granted under the Option Plan. The Option Plan is administered by the Benefits Committee of the Board of Directors which determines the terms of the options granted including the exercise price, number of shares subject to the option and exercisability.

  The Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations in accounting for its plan. The Company has adopted the disclosure-only provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Accordingly, no compensation cost has been recognized for the Option Plan.

                          AEI RESOURCES HOLDING, INC.

The following summarizes the stock option transactions under the Option Plan for the year ended December 31, 1998:

                                                                       WEIGHTED
                                                                       AVERAGE
                                                     NUMBER OF         EXERCISE
                                                      SHARES             PRICE
                                                     ---------         --------
       Options outstanding at January 1, 1998              -           $  -
          Granted...................................   66,371           147.00
          Exercised.................................       -              -
          Canceled..................................    1,760            64.40
                                                       ------          -------

       Options outstanding at December 31, 1998.....   64,611          $149.25
                                                       ======          =======


       Options exercisable at December 31, 1998.....   39,114          $137.50
                                                       ======          =======

Stock options are granted with exercise prices which are equal to the market value of the stock on the date of grant, have a maximum term of ten years and vest over periods ranging from three months to five years. In February 1999, an option holder exercised options to purchase 3,100 shares of the Company. The weighted average fair value at date of grant for options granted during 1998 was $34.46 per option. The fair value of options at date of grant was estimated using the Black-Scholes model with the following weighted-averaged assumptions:

                                                               1998
                                                             --------
     Expected life (years)...............................       6.2
     Risk-free interest rate.............................       5.57%
     Volatility..........................................          0%
     Dividend yield......................................          0%

A summary of stock options outstanding at December 31, 1998 follows:

                                                 OUTSTANDING                                   EXERCISABLE
                           -------------------------------------------------------       -----------------------------------
                                           WEIGHTED AVERAGE
 EXERCISE PRICE PER       NUMBER OF        EXERCISE PRICE         WEIGHTED AVERAGE       NUMBER OF        WEIGHTED AVERAGE
 SHARE                      SHARES           PER SHARE            CONTRACTUAL LIFE         SHARES          EXERCISE PRICE
 ------------------       ---------        ---------------        ----------------      ---------        ------------------
$  64.40                   52,025            $ 64.40                 9.1 years            32,550             $ 64.40
$ 500.00                   12,586            $500.00                 9.6 years             6,564             $500.00

As previously discussed, the Company accounts for the Option Plan in accordance with APB No. 25 under which no compensation expense has been recognized for stock option awards. Had compensation cost for the Company's stock option plan been determined on the fair vale at the grant date for awards for the year ended December 31, 1998 consistent with the provisions of SFAS No. 123, the Company's net income (loss) would have been reduced to the pro forma amounts indicated below:

                                                                       1998
                                                                       ------
Net income (loss) - as reported.................................       (33,576)
Net income (loss) - pro forma...................................       (35,803)

                          AEI RESOURCES HOLDING, INC.

12.  OTHER SUBSIDIARY MATTERS

     a.   Bowie Resources, Ltd.

          In April 1997, Bowie's shareholders (Larry Addington (90%) and Harold Sergent (10%)) collectively sold 22.5% of their shares of Bowie common stock to Mitsui Matasushima (Mitsui).

          In November 1997, in connection with the shareholder exchange agreement described in Note 1, the Company purchased a 7.7% ownership interest in Bowie from Harold Sergent for $2,000, bringing the Company's total interest in Bowie to 77.5%.

          On September 2, 1998, the Company reacquired the 22.5% minority interest in Bowie for the purchase price of $11,500. This acquisition was accounted for as a purchase.

     b.   Employee Benefits Management, Inc.

          Employee Benefits Management, Inc. (EBMI), a renamed subsidiary of the Company, was recapitalized on December 11, 1998 in the State of Delaware whereby it authorized 1,000 shares of Class A stock and 176 shares of Class B stock. The Class A stock was issued on December 11, 1998 to Enterprises (1 share) and to Zeigler (999 shares).

          The Class B shares were initially issued on December 18, 1998 to several subsidiaries of the Company. On December 29, 1998, these subsidiaries holding Class B shares of EBMI aggregately sold their shares to Employers Risk Services, Inc. (ERSI) (an unrelated party) for $300.

          All voting rights of EBMI are vested solely in the holders of the Class A Common Stock, except that the holders of the Class B Common Stock shall be entitled as a class to elect one of the six directors of EBMI. The Class B Shares can be put to EBMI after July 1, 2007 for the lesser of 15% of EBMI's net worth or $7,000. EBMI has the right to call the Class B Shares after January 1, 2008 for the lesser of 15.75% of EBMI's net worth or $7,350.

     c.   R&F Coal Company

          In December 1998, R&F Coal Company (R&F), a subsidiary of the Company, sold coal mining assets including inventories, property, equipment and a coal supply contract for approximately $7,600. No gain or loss on sale was recorded.

                          AEI RESOURCES HOLDING, INC.

13.  MAJOR CUSTOMERS

     The Company had coal mining sales to the following major customers that in any period exceeded 10% of revenues:

                                     1996                           1997                                   1998
                            ------------------------  ------------------------------------   ----------------------------------
                                        PERCENTAGE              PERCENTAGE    YEAR-END                  PERCENTAGE    YEAR-END
                                         OF TOTAL                OF TOTAL    RECEIVABLE                  OF TOTAL    RECEIVABLE
                             REVENUES   REVENUES      REVENUES   REVENUES      BALANCE       REVENUES   REVENUES      BALANCE
                            ---------- -------------  --------- ----------- -------------    ---------- ---------   -------------
Customer A.................   $21,577       18%       $60,457       34%         $7,687        $110,261     15%        $10,048
Customer B.................        NA       NA         19,593       11%          2,425          88,724     12%          8,185
Customer C.................    22,547       18%        23,464       13%          4,055          42,470      6%          4,485
Customer D.................    27,019       22%        20,776       12%          1,411          18,752      3%            966

14.  WRITEDOWN AND SPECIAL ITEMS

     In connection with integrating acquired operations, the Company closed certain of its (non-acquiree) mines. Accordingly, estimated non-recoverable assets of $2,000 were written off and estimated reclamation and closure costs of $14,400 were recorded.

15.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The book values of cash and cash equivalents, accounts receivable and accounts payable are considered to be representative of their respective fair values because of the immediate short-term maturity of these financial instruments. The book value of the Company's debt instruments approximate fair value given the refinancing in December 1998.

16.  RELATED PARTY TRANSACTIONS AND BALANCES

     The Company has dealt with certain companies or individuals which are related parties either by having stockholders in common or because they are controlled by stockholders/officers of the Company or by relatives of stockholders/officers of the Company. In addition to related party transactions and balances described elsewhere, the following related party transactions and balances are summarized and approximated as follows below:

                                                                            1996               1997               1998
                                                                      -------------       --------------      -------------
          Revenues, costs and expenses:
            Equipment Sales.......................................    $     7,010         $       5,502       $        -
            Repair and Maintenance Income.........................          2,954                   781                -
            Property sales........................................              -                   145                -
            Equipment Rental Income...............................          4,369                   336                -
            Management Fee Income.................................            165                   199              115
            Flight fee income.....................................            442                   590              394
            Cancellation fee income...............................              -                 1,592                -
            Trucking expense......................................         13,521                18,308           19,613
            Repair and maintenance expense........................          4,916                 4,791           13,700
            Equipment rental expense..............................          1,429                 2,016            5,897
            Consultant fees.......................................            180                   135                -
            Interest expense......................................            427                 1,382                -
            Commission expense....................................             91                    31                -
            Administrative and miscellaneous expense..............             58                   294              123

                          AEI RESOURCES HOLDING, INC.

                                                                  1996                 1997                  1998
                                                            ---------------     -----------------     -----------------
Assets:
  Accounts receivable...................................       $   4,814          $     7,951            $  1,757
Liabilities:
  Accounts payable......................................           6,094                3,301               3,110
  Interest payable......................................             393                    -                   -
  Commission payable....................................              19                    -                   -

     The Company leases mining equipment and aircraft as well as constructs, repairs and sells equipment to related parties. The Company has employed related parties for trucking, consulting, equipment rental and repair and other administrative services. Equipment sales (listed above) are primarily to a related party in Australia (formerly majority-owned by Larry Addington) that performs contract mining using the Highwall Miner.

     For 1997, the Company earned $1,592 in fees when a related party cancelled a mining arrangement with the Company.

17.  NEW ACCOUNTING STANDARDS

     Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income, (SFAS No. 130) became effective during 1998. SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in financial statements. Comprehensive income generally represents all changes in shareholders' equity except those resulting from investments by or distributions to shareholders. Implementation of SFAS No. 130 had no impact on the Company as the Company does not currently have any transactions which give rise to differences between net income and comprehensive income.

     Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information, (SFAS No. 131) will be implemented in the financial statements for the year ended December 31, 1998. SFAS No. 131 requires publicly-held companies to report financial and descriptive information about operating segments in financial statements issued to shareholders for interim and annual periods. SFAS No. 131 also requires additional disclosures with respect to products and services, geographic areas of operation and major customers. See Note 13 for segment information.

     In February 1998, SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits was issued which improves and standardizes disclosures by eliminating certain existing reporting requirements and adding new disclosures. The statement addresses disclosure issues only and does not change the measurement of recognition provisions specified in previous statements. See Note 9 for SFAS No. 132 disclosures.

     Effective January 1, 1999, the Company will adopt Statement of Position
     (SOP) 98-5 Reporting on the Costs of Start-Up Activities. The new statement requires that the costs of start-up activities be expensed as incurred. The Company does not believe the impact of this statement will be material to its results of operations or financial position.

                          AEI RESOURCES HOLDING, INC.

18.  EVENTS SUBSEQUENT TO DECEMBER 31, 1998

     a.  Energy Resources, LLC

         In January 1999, the Company acquired 95% of Energy Resources, LLC from the Harold Sergent family for $3,000. The acquisition was accounted for as a purchase.

     b.  Princess Beverly

         In February 1999, the Company acquired all the capital stock of Princess Beverly Coal Company, a coal mining business with operations in West Virginia, for the purchase price of approximately $11,500. This acquisition will be accounted for as a purchase. The Company also acquired approximately a 1% interest in Hanna Land Company LLC, a limited liability company established to develop a coal mining property in West Virginia owned by the Company. The Company also has an option to purchase (and the owner has the right to put) the remaining 99% in Hanna Land Company LLC for $12,000 upon the successful permitting of the mining property.

     c.  Industrial Revenue Bonds

         On April 1, 1999, the Company refinanced their Zeigler IRBs (Note 7e). The old IRBs were retired and new IRBs were issued under the following terms: $145,800 principal amount, secured by letters of credit, 6.91% average interest, maturing in 2022 and 2028 with the ability to release letters of credit as security upon the satisfaction of certain conditions.

     d.  Sunny Ridge

         On April 9, 1999, the Company entered into a stock purchase agreement to acquire all the common stock of Sunny Ridge Enterprises, Inc., a coal mining business with operations in Kentucky for the purchase price of $50,000.

19.  SEGMENT DATA

     The Company's principal industry segments are as follows: coal mining, equipment sales, rental and repair and other. Included in the segment "other" is the Company's railcar earnings, non-coal royalty fee and management fee income. The Company's segments are managed separately because each requires different operating and marketing strategies. Products and services are generally sold between segments on a cost basis. Operating earnings for each segment includes all costs and expenses directly related to the segment before financing charges and corporate allocations. Corporate items principally represent general and

                          AEI RESOURCES HOLDING, INC.

  administrative costs. Identifiable assets are those used in the operations of each business segment. Corporate assets consist primarily of cash and unamortized financing costs. Information about the Company's operations for each segment is as follows:

  FINANCIAL DATA BY BUSINESS SEGMENT

                                                                                 For the year ended December 31,
                                                                  --------------------------------------------------------------
                                                                          1996                  1997                  1998
                                                                  ------------------     ----------------     ------------------
Revenues:
 Coal mining..................................................      $        104,804       $      163,980       $        704,832
 Equipment sales, rental and repair...........................                16,033                8,086                  9,532
 Other........................................................                 2,363                3,188                 19,050
                                                                  ------------------     ----------------     ------------------
                                                                    $        123,200       $      175,254       $        733,414
                                                                  ------------------     ----------------     ------------------
Income (loss) before income taxes and extraordinary item:
 Coal mining..................................................      $          9,193       $       15,761       $         19,240
 Equipment sales, rental and repair...........................                 6,670                  794                  1,491
                                                                  ------------------     ----------------     ------------------
 Other........................................................      $          4,057       $         (370)      $          6,255
                                                                  ------------------     ----------------     ------------------
     Operating earnings.......................................                19,920               16,185                 26,986
 Corporate expenses...........................................               (10,273)             (10,090)               (10,229)
 Interest expenses............................................                (5,527)              (9,192)               (65,247)
 Unallocated..................................................                   884                 (272)                 4,701
                                                                  ------------------     ----------------     ------------------
                                                                    $          5,004       $       (3,369)      $        (43,789)
                                                                  ------------------     ----------------     ------------------
Identifiable assets:
 Coal mining..................................................                             $      147,216       $      2,331,948
 Equipment sales, rental and repair...........................                                     14,031                 32,186
 Other........................................................                                        611                    575
 Corporate assets.............................................                                    103,535                125,355
                                                                                         ----------------     ------------------
                                                                                           $      265,393       $      2,490,064
                                                                                         ----------------     ------------------
Capital expenditures:
 Coal mining..................................................      $         11,103       $       28,969       $         30,373
 Equipment sales, rental and repair...........................                 2,642                3,196                  4,216
 Other........................................................                   347                   49                  6,273
                                                                  ------------------     ----------------     ------------------
                                                                    $         14,092       $       32,214       $         40,862
                                                                  ------------------     ----------------     ------------------
Depreciation, depletion and amortization:
 Coal mining..................................................      $          6,217       $        9,858       $         74,726
 Equipment sales, rental and repair...........................                   578                  640                  2,120
 Other........................................................                   150                  257                      -
                                                                  ------------------     ----------------     ------------------
                                                                    $          6,945       $       10,755       $         76,846
                                                                  ------------------     ----------------     ------------------

                          AEI RESOURCES HOLDING, INC.

20.  PARENT AND SUBSIDIARY GUARANTEES

     The following tables summarize the financial position, operating results and cash flows for ARHI, Resources and its guarantor and non-guarantor subsidiaries regarding the Senior Notes and Subordinated Notes (Note 7c) as of December 31, 1997 and 1998 and for the three years in the period ended December 31, 1998. Each of the guarantor subsidiaries (except EBMI - Note
     12b) is a wholly-owned subsidiary of Resources and each has fully and unconditionally guaranteed the Senior Notes and Subordinated Notes on a joint and several basis. Separate financial statements and other disclosures concerning ARHI and the Guarantor subsidiaries are not presented because the Company has determined that they are not material to investors. Yankeetown Dock Corporation (60% owned by the Company) is the only non-guarantor subsidiary. Resources was organized in May 1998 and commenced operations in June 1998. ARHI was organized in July, 1998.

                                                                         AEI
                                                                      RESOURCES      AEI        GUARANTOR   NON-GUARANTOR
                                                                       HOLDING    RESOURCES   SUBSIDIARIES  SUBSIDIARIES
                                                                    ------------  ---------   ------------  -------------
DECEMBER 31, 1996:
OPERATING RESULTS (1996):
Revenues........................................................    $     -       $    -      $   109,165   $     15,357
Costs and expenses..............................................          -            -           96,981         17,412
                                                                    ------------  ---------   ------------  -------------
 Income (loss) from operations..................................          -            -           12,184         (2,055)
Interest and other income (expense).............................          -            -           (4,500)          (625)
                                                                    ------------  ---------   ------------  -------------
 Income (loss) before minority interest.........................          -            -            7,684         (2,680)
Less-Minority interest..........................................          -            -                -              -
                                                                    ------------  ---------   ------------  -------------
 Net income (loss)..............................................    $     -       $    -      $     7,684   $     (2,680)
                                                                    ============  =========   ============  =============
CASH FLOWS (1996):
Cash flows from operating activities:
Net income (loss)...............................................    $     -       $    -      $     7,684   $     (2,680)
Total adjustments to reconcile net income (loss) to net cash
 used in operating activities...................................          -            -               84           (314)
                                                                    ------------  ---------   ------------  -------------
Net cash provided by (used in) operating activities.............          -            -            7,768         (2,994)
Net cash used in investing activities...........................          -            -          (10,577)        (1,926)
Net cash provided by financing activities.......................          -            -            2,801          4,547
                                                                    ------------  ---------   ------------  -------------
Net decrease in cash and cash equivalents.......................          -            -               (8)          (373)
Cash and cash equivalents, beginning of year....................          -            -              411            423
                                                                    ------------  ---------   ------------  -------------
Cash and cash equivalents, end of year..........................    $     -       $    -      $       403   $         50
                                                                    ============  =========   ============  =============
DECEMBER 31, 1997:
BALANCE SHEET:
Total current assets............................................    $     -       $    -      $    55,900   $      4,063
Properties, net.................................................          -            -           75,682         28,512
Other assets....................................................          -            -            7,115          5,952
                                                                    ------------  ---------   ------------  -------------
 Total assets...................................................    $     -       $    -      $   138,697   $     38,527
                                                                    ============  =========   ============  =============
Total current liabilities including current portion of
 long-term debt and capital leases..............................    $     -       $    -      $    47,980   $      6,423
Long-Term debt and capital leases, less current Portion.........          -            -            7,047         27,170
Other liabilities...............................................          -            -           22,770         10,530
                                                                    ------------  ---------   ------------  -------------
 Total liabilities..............................................          -            -           77,797         44,123
                                                                    ------------  ---------   ------------  -------------
Total Stockholders' equity (deficit)............................          -            -           60,900         (5,596)
                                                                    ------------  ---------   ------------  -------------
Total liabilities and owners' equity (deficit)..................    $     -       $    -      $   138,697   $     38,527
                                                                    ============  =========   ============  =============
OPERATING RESULTS (1997):
Revenues........................................................          -       $    -      $   158,160   $     17,563
Costs and expenses..............................................          -            -          147,389         18,677
                                                                    ------------  ---------   ------------  -------------
 Income (loss) from operations..................................          -            -           10,771         (1,114)
Interest and other income (expense).............................          -            -           (7,291)          (922)
                                                                    ------------  ---------   ------------  -------------
 Income (loss) before income taxes and extraordinary item.......          -            -            3,480         (2,036)
Income tax provision (benefit)..................................          -            -           17,845            470
                                                                    ------------  ---------   ------------  -------------
 Income (loss) before extraordinary item........................          -            -          (14,365)        (2,506)
Extraordinary loss from extinguishment of debt (net of tax
 benefit).......................................................          -            -                -           (263)
                                                                    ------------  ---------   ------------  -------------
 Net income (loss)..............................................    $     -       $    -      $   (14,365)  $     (2,769)
                                                                    ============  =========   ============  =============
                                                                          COMBINING
                                                                         ADJUSTMENTS        TOTAL
                                                                       --------------     ----------
DECEMBER 31, 1996:
OPERATING RESULTS (1996):
Revenues........................................................       $    (1,322)       $  123,200
Costs and expenses..............................................            (1,322)          113,071
                                                                       --------------     ----------
 Income (loss) from operations..................................                 -            10,129
Interest and other income (expense).............................                 -            (5,125)
                                                                       --------------     ----------
 Income (loss) before minority interest.........................                 -             5,004
Less-Minority interest..........................................               (59)              (59)
                                                                       --------------     ----------
 Net income (loss)..............................................       $        59        $    5,063
                                                                       ==============     ==========
CASH FLOWS (1996):
Cash flows from operating activities:
Net income (loss)...............................................       $        59        $    5,063
Total adjustments to reconcile net income (loss) to net cash
 used in operating activities...................................               (59)             (289)
                                                                       --------------     ----------
Net cash provided by (used in) operating activities.............                 -             4,774
Net cash used in investing activities...........................                 -           (12,503)
Net cash provided by financing activities.......................                 -             7,348
                                                                       --------------     ----------
Net decrease in cash and cash equivalents.......................                 -              (381)
Cash and cash equivalents, beginning of year....................                 -               834
                                                                       --------------     ----------
Cash and cash equivalents, end of year..........................       $         -        $      453
                                                                       ==============     ==========
DECEMBER 31, 1997:
BALANCE SHEET:
Total current assets............................................       $    (9,809)       $  143,176
Properties, net.................................................                 -           106,658
Other assets....................................................           (68,798)           15,559
                                                                       --------------     ----------
 Total assets...................................................       $   (78,607)       $  265,393
                                                                       ==============     ==========
Total current liabilities including current portion of
 long-term debt and capital leases..............................       $    (9,809)       $   58,119
Long-Term debt and capital leases, less current Portion.........           (27,170)          209,361
Other liabilities...............................................           (17,917)           15,987
                                                                       --------------     ----------
 Total liabilities..............................................           (54,896)          283,467
                                                                       --------------     ----------
Total Stockholders' equity (deficit)............................           (23,711)          (18,074)
                                                                       --------------     ----------
Total liabilities and owners' equity (deficit)..................       $   (78,607)       $  265,393
                                                                       ==============     ==========
OPERATING RESULTS (1997):
Revenues........................................................       $      (552)       $  175,254
Costs and expenses..............................................              (552)          169,828
                                                                       --------------     ----------
 Income (loss) from operations..................................                 -             5,426
Interest and other income (expense).............................                 -            (8,795)
                                                                       --------------     ----------
 Income (loss) before income taxes and extraordinary item.......                 -            (3,369)
Income tax provision (benefit)..................................                 -            17,516
                                                                       --------------     ----------
 Income (loss) before extraordinary item........................                 -           (20,885)

Extraordinary loss from extinguishment of debt (net of tax
 benefit).......................................................                 -            (1,303)
                                                                       --------------     ----------
 Net income (loss)..............................................       $         -        $  (22,188)
                                                                       ==============     ==========

                          AEI RESOURCES HOLDING, INC.

                                                                            AEI
                                                                         RESOURCES           AEI         GUARANTOR     NON-GUARANTOR
                                                                          HOLDING         RESOURCES    SUBSIDIARIES    SUBSIDIARIES
                                                                        -----------     ------------   -------------   -------------
    CASH FLOWS (1997):
    Cash flows from operating activities:
    Net income (loss)..............................................     $       -       $       -      $    (14,365)   $    (2,769)
    Total adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities....................             -               -            12,411            601
                                                                        -----------     ------------   -------------   -------------
    Net cash used in operating activities..........................             -               -            (1,954)        (2,168)
    Net cash used in investing activities..........................             -               -           (22,039)       (16,028)
    Net cash provided by financing activities......................             -               -            25,449         18,607
                                                                        -----------     ------------   -------------   -------------
    Net increase (decrease) in cash and cash equivalents...........             -               -             1,456            411
    Cash and cash equivalents, beginning of period.................             -               -               403             50
                                                                        -----------     ------------   -------------   -------------
    Cash and cash equivalents, end of period.......................     $       -       $       -      $      1,859    $       461
                                                                        ===========     ============   =============   =============
    DECEMBER 31, 1998:
    BALANCE SHEET:
    Total current assets...........................................     $       -       $  (88,724)    $    405,402    $     3,383
    Properties, net................................................             -            5,376        2,065,630             81
    Other assets...................................................       (92,650)       1,028,991           50,749            256
                                                                        -----------     ------------   -------------   -------------
         Total assets..............................................     $ (92,650)      $  945,643     $  2,521,781    $     3,720
                                                                        ===========     ============   =============   =============
    Total current liabilities, including current portion of
     long-term debt and capital leases.............................     $       -       $   57,923     $    335,647    $       265
    Long-term debt and capital leases, less current portion........             -          987,309          366,740             -
    Other liabilities..............................................             -           34,606          998,136          2,921
                                                                        -----------     ------------   -------------   -------------
         Total liabilities.........................................             -        1,079,838        1,700,523          3,186
    Total shareholders' equity (deficit)...........................       (92,650)        (134,195)         821,258            534
                                                                        -----------     ------------   -------------   -------------
    Total liabilities and shareholders' equity (deficit)...........     $ (92,650)      $  945,643     $  2,521,781    $     3,720
                                                                        ===========     ============   =============   =============
    OPERATING RESULTS (1998):
    Revenues.......................................................     $       -       $        -     $    732,430    $       984
    Costs and expenses.............................................             -           10,905          704,846            906
                                                                        -----------     ------------   -------------   -------------
    Income (loss) from operations..................................             -          (10,905)          27,584             78
    Interest and other income (expense)............................             -          (49,567)         (11,812)            -
                                                                        -----------     ------------   -------------   -------------
         Income (loss) before income taxes.........................             -          (60,472)          15,772             78
    Income tax provision (benefit).................................             -          (26,238)           5,793             36
                                                                        -----------     ------------   -------------   -------------
         Income (loss) before extraordinary item...................             -          (34,234)           9,979             42
    Extraordinary loss from debt extinguishment....................             -           (9,772)            (424)            -
                                                                        -----------     ------------   -------------   -------------
         Net Income (loss).........................................     $       -       $  (44,006)    $      9,555    $        42
                                                                        ===========     ============   =============   =============
    CASH FLOWS (1998):
    Cash Flows from Operating Activities:
    Net income (loss)..............................................     $         -     $  (44,006)    $     10,338    $        42
    Total adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities....................               -          2,547          (18,422)            79
                                                                        -----------     ------------   -------------   -------------
    Net cash provided by (used in) operating activities............               -
    Net cash used in investing activities..........................
    Net cash provided by financing activities.
                                                                        -----------     ------------   -------------   -------------
    Net increase (decrease) in cash and cash equivalents...........
    Cash and Cash Equivalents, beginning of period.................
                                                                        -----------     ------------   -------------   -------------
    Cash and Cash Equivalents, end of period.......................     $               $              $                $
                                                                        ===========     ============   =============   =============
                                                                       COMBINING
                                                                       ADJUSTMENTS        TOTAL
                                                                       -----------     ------------
    CASH FLOWS (1997):
    Cash flows from operating activities:
    Net income (loss)..............................................    $       -       $  (22,188)
    Total adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities....................            -           12,008
                                                                       -----------     ------------
    Net cash used in operating activities..........................            -          (10,180)
    Net cash used in investing activities..........................            -          (38,290)
    Net cash provided by financing activities......................            -          131,633
                                                                       -----------     ------------
    Net increase (decrease) in cash and cash equivalents...........            -           83,163
    Cash and cash equivalents, beginning of period.................            -              453
                                                                       -----------     ------------
    Cash and cash equivalents, end of period.......................    $       -       $   83,616
                                                                       ===========     ============
    DECEMBER 31, 1998:
    BALANCE SHEET:
    Total current assets...........................................    $       -       $  320,061
    Properties, net................................................            -        2,071,087
    Other assets...................................................     (888,430)          98,916
                                                                       -----------     ------------
     Total assets..................................................    $(888,430)      $2,190,064
                                                                       ===========     ============
    Total current liabilities, including current portion of
     long-term debt and capital leases.............................    $    (833)      $  393,002
    Long-term debt and capital leases, less current portion........     (200,000)       1,154,049
    Other liabilities..............................................            -        1,035,663
                                                                       -----------     ------------
         Total liabilities.........................................    $(200,833)      $2,582,714
    Total shareholders' equity (deficit)...........................     (687,597)         (92,650)
                                                                       -----------     ------------
    Total liabilities and shareholders' equity (deficit)...........    $(888,430)      $2,490,064
                                                                       ===========     ============
    OPERATING RESULTS (1998):
    Revenues.......................................................    $       -       $  733,414
    Costs and expenses.............................................            -          716,657
                                                                       -----------     ------------
    Income (loss) from operations..................................            -           16,757
    Interest and other income (expense)............................          833          (60,546)
                                                                       -----------     ------------
     Income (loss) before income taxes.............................          833          (43,789)
    Income tax provision (benefit).................................            -          (20,409)
                                                                       -----------     ------------
     Income(loss) before extraordinary item........................          833          (23,380)
                                                                               -          (10,196)
    Extraordinary loss from debt extinguishment....................    -----------     ------------
     Net Income (loss).............................................    $     833       $  (33,576)
                                                                       ===========     ============
    CASH FLOWS (1998):
    Cash Flows from Operating Activities:
    Net income (loss)..............................................    $               $
    Total adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities...................
                                                                       -----------     ------------
    Net cash provided by (used in) operating activities............
    Net cash used in investing activities..........................
                                                                       -----------     ------------
    Net cash provided by financing activities.
    Net increase (decrease) in cash and cash equivalents...........
    Cash and Cash Equivalents, beginning of period.................
                                                                       -----------     ------------
    Cash and Cash Equivalents, end of period.......................    $               $
                                                                       ===========     ============

21. UNAUDITED PRO FORMA INFORMATION

    A pro forma adjustment has been made to historical net income (loss) to reflect a provision for federal, state and local income taxes during the respective S corporation periods (see Note 21) using a combined effective rate of 38%

                                     -35-